Sutor Technology Group Limited Reports

Second Quarter of Fiscal Year 2014 Financial Results

CHANGSHU, China, February 13, 2014-- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products used by a variety of downstream applications, today announced its unaudited financial results for the second quarter of fiscal year 2014 ended December 31, 2013.

Second Quarter of Fiscal 2014 Financial Results Highlights:

	2QFY2014	2QFY2013	Change
Revenues (million):	$128.3	$157.9	-18.7%
Gross profit (million)	$13.6	$12.2	11.5%
Net income (million)	$6.4	$4.8	33.3%
EPS	$0.15	$0.12	25.0%

In the second quarter of fiscal 2014, our revenue decreased from $157.9 million to $128.3 million, as compared with the same period last year primarily due to reduced revenue of approximately $29.5 million from our acid-pickled (AP) products. During the second quarter of fiscal 2014, almost all of our AP steel was used internally for further processing. As the first stage of steel processing and being of low gross margin, acid-pickling historically had limited contribution to the Company’s gross profits and its revenue fluctuated significantly from quarter to quarter. In general, depending on the requirements of our products, production scheduling and market conditions, we may use our AP products for the next stage of processing or sell them directly to the customers.

We improved our product specifications to meet the market demand. We produced more HDG steel with thicker zinc coatings than we previously produced. We gained more traction for our new Galvalume product and substantially increased its production. We delivered more value-added customized services to retain customer loyalty and to gain new customers by extending our one-stop solution services further down-stream to cover certain steel processing services for selected customers. As a result, our gross margin increased to 10.6% from 7.7% and net income increased to $6.4 million from $4.8 million in the second quarter of fiscal 2014 as compared with the same period last year.

Second Quarter of Fiscal 2014 Major Events Highlights:

•	Successfully completed the construction of the new cold-rolling production line of 500,000 metric tons annual capacity after more than two years of preparation, design and construction;
•	Our electronic commerce platform Jinying365.com continued to gain traction - the number of registered users has been doubled to more than 200,000since the end of the first quarter of fiscal 2014;
•	Made further progress on transitioning from a pure traditional finished steel manufacturer to a full service provider of fine finished steel products and related services – we now sell fine finished steel and conduct other activities both on-line and off-line;
•	Upgraded our Quick Response (QR) systems for better inventory and production management; and
•	Completed technological upgrading of certain production lines by improving the electric and electronic design and replacing the old components with new ones to establish a zero-incident management system; the new system is expected to reduce maintenance expenses, extend equipment life and improve the economic performance of the production lines.

Ms. Lifang Chen, Chairwoman of Sutor, commented, “We ended the second quarter of fiscal 2014 with solid performance. During the quarter, we grew net income, improved cash flow from operations and reduced bank borrowings. With the new cold-rolling facility completed, we believe the Company will be in a better financial and operating situation and the management will have more leeway to consider various options for corporate development. In the near term, we will focus on fine-tuning the new production line and starting commercial production. In the longer term, we will continue to develop advanced fine-finished steel products to meet the growing need of the on-going economic transition and development in China. Further, we will continue to steadily cultivate our newly developed e-commerce business and make it an important part of our integrated manufacturing and supply-chain products and services.”

Second Quarter of Fiscal Year 2014 Results

Revenue. For the three months ended December 31, 2013, revenue was $128.3 million, compared to $157.9 million for the same period last year, a decrease of $29.6 million, or 18.7%. The decrease was mainly attributable to reduced revenue of approximately $29.5 million from our AP products. During the quarter, we produced124,868 tons of AP steel and almost all of them were used internally for further processing. In comparison, we sold 58,904 tons of AP steel during the second quarter of fiscal 2013. Depending on our product requirements, market conditions or our production line scheduling, we may use some or all of our AP steel for further processing. Historically the gross margin for our AP products was about 3% and contributed very limited gross profits to the Company.

On a geographic basis, revenue from international sales was approximately$5.1 million, or 4.0% of the total revenue, for the three months ended December 31, 2013, as compared to $18.3 million, or 11.6% of the total revenue, for the same period in 2012. The reduction was mainly due to the timing of the contract delivery. During the second quarter of fiscal 2014, we signed more contracts than the same period last year, but some of them are to be delivered over the coming quarters. Historically international sales accounted for approximately 10% of our total sales and we anticipate a similar ratio for fiscal 2014.

Gross profit and gross margin. Gross profit increased by $1.4 million to $13.6 million in the three months ended December 31, 2013, from $12.2 million in the same period in 2012. Gross profit as a percentage of revenue (gross margin) was 10.6% for the three months ended December 31, 2013, as compared to 7.7% for the same period last year. The most significant factors affecting the gross margin were higher HDG production and PPGI production. During the second quarter of fiscal 2014, production was up 9.1% and 83.7%, respectively, for HDG steel and PPGI steel, than the same period last year. Better capacity utilization reduced product unit depreciation and amortization costs and hence improved gross margin.

Total operating expenses. Our total operating expenses decreased by $0.5 million to $4.0 million in the three months ended December 31, 2013, from $4.5 million in the same period in 2012. As a percentage of revenue, our total operating expenses increased to 3.1% in the three months ended December 31, 2013, from 2.8% in the same period in 2012.

Selling expenses. Our selling expenses decreased by $0.7 million to $1.3million in the three months ended December 31, 2013, from $2.0 million in the same period in 2012. As a percentage of revenue, our selling expenses decreased to 1.0% for the three months ended December 31, 2013, from 1.2% for the same period last year. The decreased selling expenses were mainly due to significantly reduced international sales. For the second quarter of fiscal quarter 2014, our export revenue was $5.1 million as compared with $18.3 million for the same period last year. Further, we shipped more products through our local harbor in Changshu to save transportation costs while in the past, some products were transported through the harbor in Shanghai.

General and administrative expenses. General and administrative expenses increased by $0.07 million to $2.62million, or 2.1% of the total revenue, in the three months ended December 31, 2013, from $2.55 million, or 1.6% of the revenue, in the same period in 2012. The increased general and administrative expenses were primarily due to increased miscellaneous local fees and taxes.

Interest expense. Our interest expense increased by $0.3 million to $2.6 million in the three months ended December 31, 2013, from $2.3 million in the same period in 2012. As a percentage of revenue, our interest expense was2.0% of total revenue in the three months ended December 31, 2013, compared to 1.5% in the same period in 2012. The increase in interest expense was mainly attributable to increased interest expenses on discounted bank notes. The average interest rate of our short-term bank loans was stable during these periods.

Provision for income taxes. Our income tax expense increased to $1.6 million in the three months ended December 31, 2013,from $1.4 million of income tax in the same period last year primarily due to the increased taxable income.

Net income. Net income, without including the foreign currency translation adjustment, increased by $1.6 million, or 33.3%, to $6.4 million in the three months ended December 31, 2013, from $4.8 million in the same period in 2012, as a cumulative result of the above factors.

Financial Condition and Liquidity

As of December 31, 2013, we had approximately $12.5 million in cash and $108.7 million in restricted cash. Our short-term loans plus the current portion of long-term loans were approximately $128.4million.The long-term loans were approximately $2.9 million. As of December 31, 2013, the Company had an unused line of credit with banks of approximately $16.0 million. Under normal operating conditions, we believe we have sufficient liquidity to carry out our operations in the foreseeable future.

Conference Call Information

Sutor's management will host an earnings conference call today, February 13, 2014, at 9:00 a.m. U.S. Eastern time/10:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +18778470047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through March 15, 2014. Listeners may access it by dialing US: +1866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 704213.

Functional Currency

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2013, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe,""expect,""anticipate,""project,""targets,""optimistic,""intend,""aim,""will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Investor Relations
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2013	2013

ASSETS
Current Assets:
Cash and cash equivalents	$12,525,255	$3,601,385
Restricted cash	108,741,521	108,825,425
Short-term investments	3,272,144	-
Trade accounts receivable, net of allowance for doubtful accounts of $753,383 and $623,742, respectively	9,622,962	7,331,291
Notes receivable	109,617	320,888
Other receivables and prepayments, net of allowance for doubtful accounts of $275,483 and $248,128, respectively	9,256,709	3,446,187
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $780,924 and $796,026, respectively	25,943,158	43,175,047
Advances to suppliers, related parties, net of allowance for doubtful accounts of nil, and net of right to offset	153,903,862	185,615,973
Inventories, net	114,409,491	52,377,135
Deferred tax assets	1,050,243	952,417
Total Current Assets	438,834,962	405,645,748
Non-current Assets:
Advances for purchase of long term assets	85,857	17,085,958
Property, plant and equipment, net	92,366,660	71,508,912
Intangible assets, net	3,638,359	3,074,372
Equity method investments	7,029,062	6,686,539
Total Non-current Assets	103,119,938	98,355,781
TOTAL ASSETS	$541,954,900	$504,001,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$124,838,100	$138,968,845
Long-term loans, current portion	3,542,760	7,418,003
Accounts payable, unrelated parties	130,117,238	82,602,243
Accounts payable, related parties	-	20,162,069
Other payables and accrued expenses	7,066,224	7,291,220
Advances from customers	21,644,382	11,008,550
Warrant liabilities	211,433	144,535
Total Current Liabilities	287,420,137	267,595,465
Long-Term Loans	2,859,995	1,180,877
Total Liabilities	290,280,132	268,776,342

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of December 31, 2013 and June 30, 2013; issued: 42,107,267 and 40,965,602 shares as of December 31, 2013 and June 30, 2013.	42,107	40,965
Additional paid-in capital	43,521,086	41,793,142
Statutory reserves	20,426,971	20,426,971
Retained earnings	143,894,975	132,311,592
Accumulated other comprehensive income	44,441,138	41,304,026
Less: Treasury stock, at cost, 590,838 shares as of December 31, 2013 and June 30, 2013	(651,509)	(651,509)
Total Stockholders' Equity	251,674,768	235,225,187
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$541,954,900	$504,001,529

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Three Months Ended		For The Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue:
Revenue from unrelated parties	$102,230,215	$103,844,847	$204,412,337	$191,073,017
Revenue from related parties	26,086,595	54,022,011	63,012,798	83,980,532
	128,316,810	157,866,858	267,425,135	275,053,549

Cost of Revenue
Cost of revenue from unrelated parties	(91,296,065)	(94,105,510)	(183,571,592)	(174,320,698)
Cost of revenue from related parties	(23,395,036)	(51,552,002)	(58,025,289)	(79,976,521)
	(114,691,101)	(145,657,512)	(241,596,881)	(254,297,219)

Gross Profit	13,625,709	12,209,346	25,828,254	20,756,330

Operating Expenses:

Selling expenses	(1,337,918)	(1,978,916)	(3,332,774)	(4,292,168)
General and administrative expenses	(2,624,720)	(2,550,249)	(5,528,990)	(4,680,073)
Total Operating Expenses	(3,962,638)	(4,529,165)	(8,861,764)	(8,972,241)
Income from Operations	9,663,071	7,680,181	16,966,490	11,784,089

Other Incomes/(Expenses):
Interest income	786,544	1,059,709	1,836,766	2,022,050
Interest expense	(2,574,958)	(2,340,244)	(4,378,253)	(5,874,436)
Changes in fair value of warrant liabilities	(54,311)	(1,501)	(66,898)	14,523
Income from equity method investments	180,956	185,888	266,128	174,446
Other income	174,752	122,520	219,026	159,138
Other expense	(201,757)	(563,209)	(219,780)	(667,524)
Total Other Expenses, net	(1,688,774)	(1,536,837)	(2,343,011)	(4,171,803)

Income Before Taxes	7,974,297	6,143,344	14,623,479	7,612,286
Income tax expense	(1,579,161)	(1,371,012)	(3,040,096)	(1,004,609)
Net Income	$6,395,136	$4,772,332	$11,583,383	$6,607,677

Other Comprehensive Income:
Foreign currency translation adjustment	1,477,555	708,871	3,137,112	226,470
Comprehensive Income	$7,872,691	$5,481,203	$14,720,495	$6,834,147

Basic Earnings per Share	$0.15	$0.12	$0.28	$0.16
Diluted Earnings per Share	$0.15	$0.12	$0.28	$0.16

Basic Weighted Average Shares Outstanding	41,453,386	40,224,003	41,383,956	40,222,247
Diluted Weighted Average Shares Outstanding	41,453,386	40,224,003	41,383,956	40,222,247

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended
	December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$11,583,383	$6,607,677
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	4,510,854	4,408,037
Provision/(reversal) for doubtful accounts	123,435	(708,630)
Stock based compensation	238,320	71,524
Foreign currency exchange gain	(194,913)	(10,234)
(Gain)/loss on disposal of property, plant and equipment	(10,985)	85,198
Interest income from short-term investments carried at amortized cost	-	(30,900)
Income from equity method investments	(266,128)	(174,446)
Deferred income taxes	(86,678)	(179,476)
Changes in fair value of warrant liabilities	66,898	(14,523)
Changes in current assets and liabilities:
Restricted cash	(20,188,832)	2,221,324
Trade accounts receivable	(2,320,586)	3,910,051
Notes receivable	213,696	364,553
Other receivable and prepayments	(5,775,579)	868,254
Advances to suppliers, unrelated parties	17,643,081	(5,968,905)
Advances to suppliers, related parties	33,716,400	(15,026,467)
Inventories	(61,110,422)	(7,330,679)
Accounts payable, unrelated parties	46,830,652	(5,156,443)
Accounts payable, related parties	(20,276,893)	17,975,273
Other payables and accrued expenses	(293,095)	(1,078,382)
Advances from customers	10,458,615	5,368,031
Net Cash Provided byOperating Activities	14,861,223	6,200,837

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(7,818,783)	(3,217,771)
Proceeds from disposal of property, plant and equipment	15,052	523,761
Purchase of intangible assets	(567,268)	(3,560,563)
Payments for short-term investments	(3,254,308)	-
Proceeds from sale of short-term investments	-	4,884,009
Investment in affiliated company	-	(6,181,547)
Net Cash Used In Investing Activities	(11,625,307)	(7,552,111)

Cash Flows from Financing Activities:
Proceeds from loans	93,079,729	94,118,588
Repayment of loans	(110,464,374)	(94,530,050)
Proceeds from issuance of common stock	1,500,000	-
Changes in restricted cash	21,485,248	10,065,475
Payments on repurchase of common stock	-	(43,841)
Net Cash Provided by Financing Activities	5,600,603	9,610,172

Effect of Exchange Rate Changes on Cash and Cash Equivalents	87,351	8,980

Net Change in Cash and Cash Equivalents	8,923,870	8,267,878
Cash and Cash Equivalents at Beginning of Period	3,601,385	9,530,531
Cash and Cash Equivalents at End of Period	$12,525,255	$17,798,409

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$11,126,897	$10,609,363
Accounts payable for purchase of long-term assets	$(495,344)	$(658,841)
Advances for purchase of long-term assets	$17,097,874	$(334,858)

Supplemental Cash Flow Information:
Cash paid during the period for interest expense	$(4,430,640)	$(5,025,598)
Cash paid during the period for income tax	$(3,122,617)	$(1,669,952)